                                                                     Exhibit 12

                       THE STANLEY WORKS AND SUBSIDIARIES
                    COMPUTATION OF EARNINGS TO FIXED CHARGES
                            (in Millions of Dollars)

                                                                           Fiscal Year Ended
                                                  ------------------------------------------------------------------------
                                                  January 3    December 28    December 30     December 31       January 1
                                                     1998         1996           1995            1994             1994
                                                  ---------    -----------    -----------     -----------       ---------

Earnings (loss) before income taxes and
   cumulative adjustment for accounting change     ($18.6)       $174.2         $112.8           $201.8          $148.0

 Add:
      Portion of rents representative of
         interest factor                            $11.6        $ 12.2         $ 13.4           $ 12.7          $ 11.7
      Interest expense                               24.2          27.6           35.2             33.1            31.4
      Amortization of expense on
        long-term debt                                0.2           0.2            0.3              0.2             0.4
      Amortization of capitalized interest            0.3           0.3            0.3              0.4             0.4
                                                   ------        ------         ------           ------          ------
 Income as adjusted                                 $17.7        $214.5         $162.0           $248.2          $191.9
                                                   ======        ======         ======           ======          ======

 Fixed charges:
      Interest expense                              $24.2        $ 27.6         $ 35.2           $ 33.1          $ 31.4
      Amortization of expense
        on long-term debt                             0.2           0.2            0.3              0.2             0.4
      Capitalized interest                            --            0.2            0.1              --              0.1
      Portion of rents representative of
         interest factor                             11.6          12.2           13.4             12.7            11.7
                                                   ------        ------         ------           ------          ------
 Fixed charges                                      $36.0         $40.2          $49.0            $46.0           $43.6
                                                   ======        ======         ======           ======          ======
 Ratio of earnings to fixed charges                  0.49          5.34           3.31             5.40            4.40
                                                   ======        ======         ======           ======          ======
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